Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Kyle Sourk Inspirato Inc - VP, IR

Eric Grosse Inspirato Inc - CEO

Robert Kaiden Inspirato Inc - Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Mike Grondahl Northland Securities, Inc. - Analyst

P R E S E N T A T I O N

Operator

Good day, and thank you for standing by, and welcome to the Inspirato fourth quarter 2023 earnings conference call. (Operator Instructions) Please be advised that today's conference is being recorded.

I would now like to hand the conference over to your speaker today. Kelly, please go.

Kyle Sourk - Inspirato Inc - VP, IR

Thank you and good morning. On today's call we have CEO, Eric Grossa, and CFO, Robert K. Yesterday afternoon, we issued our press release announcing our fourth quarter and full year 2023 results, which is available on the Investor Relations page of our website at investor dot spiritaero.com. Before we begin our formal remarks. We remind everyone that some of today's comments are forward-looking statements, including but not limited to, our expectations of future operating results and financial position guidance and growth prospects, business strategy and plans and market position and potential market opportunities. These statements are based on assumptions and we assume no obligation to update them as actual results could differ materially. We refer you to our SEC filings for a more detailed discussion of additional risks.

In addition, during the call, management will discuss non-GAAP measures, which are useful in evaluating the company's operating performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Reconciliations of these measures to the most directly comparable GAAP measure are included in our earnings release.

With that, I'll turn the call over to our CTO, Patrick processed.

Eric Grosse - Inspirato Inc - CEO

Thanks, Kyle, and good morning, everyone. On our last call, we spent much of the time reinforcing the pillars, Vince Ratos value proposition, our world-class portfolio of luxury residences and the first-class service we provide to ensure each trip is remarkable and memorable today, I'll review some of our successes from 2023 as well as our strategic priorities and plans for 2024.

Before turning it over to Robert to cover our 2023 results and 2024 guidance in more detail.

Before jumping in, I do want to highlight that we are reporting fourth quarter results in line with our internal expectations and within our 2023 full year revenue guidance range for adjusted EBITDA, we are slightly favorable to our guidance range and Sprouts has always been a name you can trust.

Exhibit 99.2

When you travel with us, you trust you'll get first-class service at a world-class property in 2024. It is amongst our highest priorities to earn that same level of trust and credibility with our shareholders. Q4 marked the second consecutive quarter of delivering results in line with our plan, and we're excited for the opportunity to build a real track record of execution in 2024 through clear and transparent communication, we believe that doing so will unlock significant value for both our members and our shareholders.

Looking back the second half of 2023 was largely defined by a heightened focus on execution and operating efficiencies. We took meaningful steps to streamline our cost structure and improve member engagement. It's aimed at accelerating our path to profitability and positioning us for sustainable future growth.

From an expense standpoint, the largest item in our P&L is our leases. The team has done a tremendous job aligning our portfolio with our member base and the new post-pandemic normal of leisure travel. This included a detailed property-level analysis of our portfolio with an emphasis on unit economics, regional scale and member satisfaction. We were also successful in reducing our cash operating expenses.

For the full year, we stripped out more than $20 million of expenses, a year over year reduction of approximately 15%. As you'll hear in a moment, we expect to continue to realize incremental savings in 2024 based on the actions we took in 2023 and most importantly, feel we have the right people in the right processes to handle future growth when the time comes.

Next, I want to discuss the steps we've taken to improve our member experience. Although we pride ourselves in our member satisfaction as documented and highlighted by our best-in-class NPS scores of approximately 70, we've recently placed more emphasis on increasing member engagement and reenergizing our member base during periods of rapid growth. In the past, we would monitor positive trends in total nights booked and total nights delivered with less focus on who was booking and where they were going.

So to address this midway through 2023, we took three decisive actions. First, we reorganized around a member success team dedicated to serving members and helping them book travel.

Next, we lowered the asking prices for our nightly rates. And most recently we launched a loyalty program. Each of these were aimed not only in increasing our nights per member, but our paid nights per member at our managed and controlled properties. These notes are the most accretive in our portfolio. This approach has led to a series of small wins and a few recent trends that we have. Our eyes first in broader Rewards has been a hit since its launch in August, nearly half. Our members have gain rewards status based on their 2023 spend. As a reminder, our lowest status tier starts at $20,000 of annual spend. This is proof of our loyal and engaged member base.

Exhibit 99.2

Second, we're raising the bar to entry and exit from in-store auto by focusing on selling multiyear memberships and renewals. This aligns with our desire to make any broader more of a club and less of a product. It has resulted in fewer but better sales and should continue to improve our member retention engagement. For reference, in 2023 over 90% of our new club sales were for at least one year and more than 75% were for two years or more. Finally, we saw an uptick in the number of reservations and nights booked per member to end 2023 and to begin 2024. However, and this is a small dataset in February.

Those trends have normalize reverting to or even slightly below 2023 levels. Our team has a sharp eye on this very recent information, and we analyze both our engagement strategy as well as our travel trends at large. Look for updates on this throughout the year as it pertains to our expected results in 2024. This has caused a slightly wider range of potential outcomes. Although we are once again prioritizing our path to profitability, I'm confident that the progress we have made as an organization over the last six to nine months has led to a significant improvement in our ability to recognize, analyze and react in real time, and I'm exec I'm excited about our 2024 plans ahead of us for the full year, we remain focused on reaching breakeven of adjusted EBITDA and are expecting between a loss of $15 million and income of %5 million. Meanwhile, we expect total revenue between $275 million and $305 million, a decrease compared to 2023 due primarily to headwinds related to continued decreases in our pass subscriptions.

I'll let Robert cover some of the details of the plan in a few moments, but would first like to highlight our 24 2024 strategic initiatives that position us to be a true turnaround story after rightsizing our cost structure and improving our operating efficiencies in 2023, we are shifting our focus in 2024 to our product offerings and customer acquisition strategy? Are we offering the right products? Are they complementary to each other? Are they priced appropriately? And are we targeting the right traveler? Inspiron has a deeply rooted brand that resonates with a large core audience.

Over the last few years, we've grown our member base and our portfolio substantially. We've launched several new products with varying degrees of success. Our goal in 2024 is to simplify its product for both current members and prospective members as well. We want to return to our roots and operate as a true travel club well Re, instilling a sense of community amongst our members and importantly, continuing to deliver exceptional vacations.

This broader path is a great example of an area we can refine over the past year, we've seen meaningful churn for many reasons, including life changes, the macro-environment and perhaps the past focused on the quantity of new member sales as opposed to ensuring the proper fit other prospective members. At the same time in 2023, while approximately 20% of our members were passholders, nearly 40% of our nights delivered were past nights the math simply won't work and as a result, pass has not been profitable.

Ultimately, it's apparent that we need to improve passive positioning. What does it designed to do? What are the targeted towards and how does it coexist with club? Just last month, we announced changes to our product path today. It will function as the luxury travel offering for the frequent and flexible traveler. That means great value for an amazing number of trip options, Equitable rates to that of our club members for smaller number of premium trips and unparalleled access and value for last-minute bookings.

We've embraced passes functionality by improving flexibility and access to short term booking. Since implementing these changes in mid-February, we've booked approximately 300 flip chips and 1,200 nights at properties that may have otherwise spoiled. Importantly, 60% of these reservations were for stayed within 30 days at the time of booking. We've also removed non-core features. The past that were costly, dense, Brado entering and infrequently used by members. And finally, we're planning to manage

Exhibit 99.2

the number of past memberships in conjunction with overall inventory and market placement. These changes will simplify pass, improve the engagement and experience for our members and ultimately make pass more profitable for its products.

Next, the team will take a fresh look at our other offerings to make sure they align with our strategic priorities while also providing tremendous value to our current and future members like any good brand that delivers value to its consumers and creates value for its shareholders and for auto success will be driven by our ability to drive member engagement and advocacy in order to do what we do best deliver exceptional service and value we need to do so from a position of operational strength with a solid foundation. At the end of the day, our mission is to inspire lasting memories and relationships by enriching the way our members experience the world. I'm fully confident that by staying true to our core values, care, collaboration, courage and curiosity, we will achieve just that in 2024.

Before turning the call over to Robert, I'd like to thank our employees for their incredible work in 2023 with continued focus on execution. I believe we are set up for a much improved 2024.

And with that, I'll turn the call over to Robert.

Robert Kaiden - Inspirato Inc - Chief Financial Officer

Thanks, Eric. Before giving more color on our 2024 plan, I'd like to quickly cover our fourth quarter and full year 2023 results. In the fourth quarter, we generated total revenue of $71 million, a gross margin of $13 million, and a gross margin of $19 million, excluding the impact of asset impairments. Although fourth quarter revenue decreased 18% year over year, it's important to note that it was in line with our internal expectations over year-over-year decrease in revenue is due to decrease in both subscription and travel revenue.

From a subscription revenue standpoint, we've seen a decline in both the number of pass and club subscriptions. However, due to the higher price point of a pass subscription past has been the primary driver of the decrease in subscription revenue. At year end, we had 13,800 active subscriptions, consisting of approximately 2,500 pass and 11,300 club subscriptions. This compares to 16,100 active subscriptions consisting of 3,600 pass and 12,500 club subscriptions at year end 2022.

Keep in mind, we've invested significant sales resources in our Inscriber for good and in Sprout for business platforms, which combined generated approximately $25 million of contracted sales in 2023. Further is rider for goods sold more than 3,000 travel memberships last year that are not included in our subscription count. While there is no recurring revenue from the sales, we feel they are strong prequalified prospects that we're excited to introduce to these better experience and hope to convert to a full membership over time.

As far as travel revenue, the year-over-year decrease is primarily due to a decrease in the number of total leads delivered specifically our paid night delivered in large part due to a decline in the number of clubs, subscriptions as well as the timing of our experiences and the deferral of some revenue due to the accounting treatment for rewards programs.

Exhibit 99.2

In the fourth quarter, we delivered approximately 41,000 total nights with a resident occupancy of 65% compared to 47,000 total nights with 73% residents occupancy in the fourth quarter of 2022. Adrs were approximately $1,700 in the fourth quarter of 2023 compared to approximately 1900 in the fourth quarter of 2022, with the year-over-year decrease due to us lowering our ADRs midway through 2023.

Meanwhile, when comparing full year performance. Resident's ADRs were relatively flat year over year at approximately $1,800 and we delivered a similar number of total nights in each of 2022 and 2023. At the same time, our resins occupancy decreased in 2023 to 72% from 81% in 2022, primarily due to increased availability. As a reminder, increased availability was due to new leases committed to in 2022 or before that were added in 2023 while our portfolio optimization efforts in 2023 will start to have a more significant impact moving forward.

In 2024, we believe the combination of lower nightly rates and fewer nights available will help us find the proper supply and demand balance to improve our operating efficiencies. For the full year, we generated $329 million of revenue, which is around the midpoint of our guidance range of $320 million to $340 million. The year-over-year decrease in total revenue of approximately $15 million or 5% was due to decreases in each of subscription and travel revenue. The majority of the subscription revenue decrease was due to fewer pass subscriptions, while traveling revenue was mostly impacted by a reduced number of paid nights delivered in our residences, a positive both fewer clubs, subscriptions and more Hotel Travel.

Moving down the P&L, our fourth quarter gross margin was $13 million or 18% of revenue compared to $25 million or 29% of revenue in the fourth quarter of 2022. Absent the impact of asset impairments, fourth quarter 2023 gross margin would have been $19 million or 27% of revenue.

For the full year, our gross margin was $54 million or 17% of revenue compared to $116 million or 34% of revenue in 2022. Absent the impact of asset impairments of approximately $41 million for the full year, our gross margin would have been $95 million or 29% of revenue. Of note, these impairments were associated with leases predominantly in one geographic location.

Cutting one level deeper, our fourth quarter cost of revenue was approximately $51 million, a 15% decrease compared to cost of revenue in Q4 of

2022. This is consistent with our efforts to better manage our booking fees, and it also includes a small amount of lease expense savings. As I'll touch on in a minute, we expect to continue this positive trend in 2024.

Total cash operating expenses were approximately $27 million in the fourth quarter of 2023 compared to approximately $36 million in the fourth quarter of 2022. While the fourth quarter of 2023 did include a favorable entry year period adjustment of $1.8 million related to operations. I'm proud of the progress we've made, and I'm confident that we can reach a sustainable run rate for 2024.

For the full year, our cash operating expenses totaled approximately $131 million compared to $153 million in 2022. As a reminder, our guidance range for 2023 of $125 million to $130 million did not include our third quarter reduction in force executive management changes and associated severance payments.

Exhibit 99.2

Finally, as Eric mentioned, I'm proud to report that our adjusted EBITDA loss of $29 million for 2023 ended the year slightly favorable compared to our previous guided range of a loss between $30 million and $45 million. This compares to a 2022 adjusted EBITDA loss of $32 million with quarter adjusted EBITDA losses in 2023 and 2022 of $5.4 million and $9.5 million, respectively.

Equally important, we ended the year with a cash balance of approximately $42 million, which was slightly ahead of our internal expectation and represents a slowdown in our quarterly cash burn compared to the rest of 2023. Overall, I'm incredibly proud of how the team performed the past year. Specifically these past six months where I feel our results such as improved adjusted EBITDA are beginning to reflect the changes and efforts we've made.

Turning to 2024, I expect continued improvement for the full year, we expect adjusted EBITDA approaching breakeven more specifically between a loss of $15 million and income of $5 million and total revenue between $275 million and $305 million. Our number one financial priority in 2024 is reaching breakeven on an adjusted EBITDA basis. While total revenue is obviously important, it is merely an output of what we believe is a very achievable plan grounded on reasonable assumptions, as I'll cover in a minute, we expect a decrease in past subscription revenue, lower ADRs in our residents and fewer total members to be the main drivers of our decreased revenue.

From a member standpoint, we're assuming club subscriptions to be relatively flat year over year, while pass subscriptions are expected to decrease by a similar absolute number in 2024 as they did in 2023. As Eric mentioned, we are confident that recent changes to pass will improve the member experience and overall functionality of passed. However, we also expect most of our sales focus to be on club, as is the true foundation of in Toronto and increasing our club membership ultimately enables increased pass memberships in the future. For club itself, we plan to continue targeting longer term stickier sales.

We expect this to result in an increase in our club member base, which will be offset by the natural attrition of our legacy members. The net result in 2024 is once again expected to be a declining member base with a decrease in pass alone expected to create a subscription revenue headwind of nearly $30 million.

From a travel standpoint, fewer members accrete to fewer total nights delivered. However, we're expecting improvements in terms of total occupancy and the mix between paid nighs and passed nights as well as resins nights and hotel nights.

As Eric mentioned, we have seen mixed results from a booking perspective despite lower pricing for our rewards and member success team. As a result, our current range assume similar pay travel behavior for members 2023 plus or minus 5%. For residences, we're currently assuming rates slightly below $1,750 per night on average for the year, which compares to slightly above $1,800 per night received in 2023.

On the hotel side, we expect a decrease in our total miles delivered in 2024 compared to 2023, though much of this is expected to be attributable to fewer past nights. Overall, we currently expect travel revenue to account for approximately 65% of total revenue, whereas in 2023 account for less than 60%.

In terms of our cost structure, I've spent much of the past few quarters outlining our portfolio optimization plans, and I'm excited to begin realizing the benefits. In 2024, we expect approximately $30 million of lease expense savings compared to 2023. Coupled with our emphasis on reducing our booking fees, we expect to realize meaningful gross margin expansion beginning in the first quarter.

Exhibit 99.2

Finally, I alluded to our fourth quarter 2023 operating expenses serving as a good run rate moving forward. Our full year range of cash operating expenses in 2024 is between $115 million and $125 million, which represents an improvement of 5% to 12% compared to 2023. All in, we expect to drive a meaningful year-over-year improvement in our adjusted EBITDA, driven by focus on improved efficiencies. We expect cost efficiencies in our leases, fixed and variable costs, booking expenses and operating expenses, and we expect operating efficiencies in our travel mix and more focused sales efforts.

Overall, I'm pleased with the plan we put together time and again, on this call, we've referenced hitting our guidance range, and our intention is to continue building a track record of execution in 2024. Though we don't provide quarterly guidance, we believe this plan will deliver periods of positive adjusted EBITDA and ultimately improve our financial strength for the long term.

With that, let me turn it over to the operator for Q&A.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Mike Grondahl, Northland Securities.

Mike Grondahl - Northland Securities, Inc. - Analyst

Hey, guys. Thanks. It sounds like you retooled the past membership quite a bit. And if I heard you right, it fell from like 3,600 to 2,500, and it sounds like it's going to fall by a like amount in 2024 to about 1,400 units for subscriptions. What does the new path look like? And do you think you've gotten that to breakeven or making a profit for you if you could answer that, it would be great.

Eric Grosse - Inspirato Inc - CEO

Terrific. Thanks, Mike, for your question. This is Eric. On what I can do is talk a little bit about what path looks like and the changes we've made to it. And then I can pass it over to Robert to walk through the implications of what that means from a 2024 perspective. In terms of what path looks like and the changes are really what we wanted to do is to provide a big benefit to our pass holders and to enable a last-minute travel much more. So with past going forward with the concept, we're calling conflicts trips, which really opens up significantly more high-value inventory that likely would otherwise have gold go unsold.

And as we noted since we've made this change, about 60% of the flex trips that we've sold are under 30 days of departure, which is a really good sign for us because it shows that we can really drive demand towards that on close-in piece that that otherwise might spoil. And what we're also doing in addition to providing this of this benefit, the significant benefit to passholders. I'm is also to streamline the product and to make it simpler on.

So that's why we sunsetted capabilities within past that we're pretty unpopular with passholders. And we're frankly, pretty inefficient and expensive for us to operate. Likes of an example of this would be beyond travel as well as on past cruisers. And so a net, what we've got is, I think, a much simpler service and a much simpler to communicate product that has really, really strong value proposition to the right kind of passholder. The one that is spontaneous, the one that is flexible, the one that is open for last

Exhibit 99.2

minute travel and also provides a very, very valuable niche in our overall product portfolio. So that it's a profitable product and can really contribute to Inspirato success as a whole.

Robert Kaiden - Inspirato Inc - Chief Financial Officer

Great. Mike, I'll -- this is Robert, I'll take it a little bit further on the financial side of the house there. Past was just to be very clear, unprofitable for us in 2023. And before that, as Eric said before, 40% of our nights with only 20% of our members is going towards path. And moreover, lot of pass members, we're booking a lot of third party hotels, which which had a lot of booking costs associated with them as well.

So a combination of between we're taking out some of those non-profitable areas, non-core, non-profitable areas of path of getting our members who are Pass members to get them a great opportunity for inventory that's really last minute would otherwise flow.

It's a win-win. They're able to get inventory that's at a great price, great inventory at a great price and we're able to use some of that inventory. Those are some of the benefits and that we see and so passes in a much better financial position in 2024 and forward.

Mike Grondahl - Northland Securities, Inc. - Analyst

Got it. And then a second question just on the gross margin impairments related to the leases, I think you said it was $6 million in 4Q and about $40 million in '23, would you say that's cleaned up now? Do we have to worry about those 1Q 2Q?

Robert Kaiden - Inspirato Inc - Chief Financial Officer

Yes. Thanks for the question, Mike. Absolutely. We feel like we're in a good place now. We've known about these impairments for some time now. And the reason they've been rolling in quarter over quarter is because under again these this group of arrangements we have for a certain number of properties. We've been rolling them in over time. And so every time we've rolled them in from an accounting perspective, is the first time we could take an impairment charge on them. So those are all now rolled into our portfolio. Those are all at fair value like any company. It could be a small one-off impairment here or there, but we're not expecting any sort of large impairments on a go-forward basis.

Mike Grondahl - Northland Securities, Inc. - Analyst

Got it. And then maybe lastly, on any update on Capital One, I think it I think that partnership sounds like it starts in the second half and they kind of have to roll it out. How would you bake that into 24? And what can that look like over '25 maybe?

Eric Grosse - Inspirato Inc - CEO

Sure. Thanks, Mike uplift where I think we've been very clear that we're tremendously excited about our capital one partnership come mainly because our respective strengths are so well suited for one another. I mean, what we're very good at is finding and managing a pretty world class portfolio of high-end residences and giving our members a pretty first class experience when they when they travel with us.

And Capital One amongst other things, is a pretty world-class demand aggregator, and they're really focused on becoming a very major player in travel. So that dynamic, I think, creates a win-win situation

Exhibit 99.2

for both of us, which is why Capital One was so excited about our partnership and why they invested in the last last fall. And so what we're doing right now is working very hard on all the tenant, technical integration work between ourselves and Capital One and their technology partner hopper. And we really expect to be operational in the first phase of our partnership in the second half of this year. In terms of forecast, it's always difficult to predict what a large new partnership will bring on and it's still in the near term.

Yes, I'd say we've been always probably a little bit more cautious in how that up, how that partnership will perform but and grow out of the blocks. But when you take a look at Capital One's size, commitment to travel and breadth and then you look at it relative to our size, I think it's pretty clear definitely over the medium to longer term going to be a game changer for us.

Mike Grondahl - Northland Securities, Inc. - Analyst

And it looks like they may get Discover too, which would maybe even make a bigger.

Eric Grosse - Inspirato Inc - CEO

Good point.

Mike Grondahl - Northland Securities, Inc. - Analyst

Do you think it's June or July before you have a better feel is it September, like when do you think you'll get, I don't know, a better sense of what it looks like roughly when during the year?

Eric Grosse - Inspirato Inc - CEO

Well, I would say that that I mean Q3 is when we're launching it. So we'll have sort of initial data points then going into the fourth quarter, which typically tends to be a stronger seasonal period for us, we should have a better idea. And so I think it's fair to say that our confidence will increase over the course of the year.

Operator

Shweta Khajuria, Evercore ISI.

Unidentified Participant

Hey, this is Luke on for Shweta. On just two questions, if I could. Can you just go over any low hanging fruit on the operating expense side, where you can drive efficiencies? And then how should we think about the seasonality of your revenue and EBITDA throughout '24. Can you just help us kind of think about how to model that?

Eric Grosse - Inspirato Inc - CEO

Sure. With respect to expense efficiency, this is one where I want to give credit to the team on what we've done. And over the course of the last six to nine months, we have done a lot of work to basically streamline our business and make us more operationally efficient so that we can be successful and get to profitability on a wider range of outcomes. And so that really starts with our portfolio. Our real estate

Exhibit 99.2

portfolio on Robert's led a tremendous effort to rightsize that part of our business and also as a result of shifting demand really towards our risk properties would be able to we're able to make meaningful improvements on our COGS line as well.

And when you combine that with the OpEx improvements we've made just in terms of becoming more operationally efficient, both in terms of personnel as well as process, you're looking at a year-over-year swing in excess of $50 million and so that is really important to us being able to say that we have a shot and we have line of sight to get to break to breakeven. And maybe I'll hand it over to Robert to handle to answer your question around seasonality.

Robert Kaiden - Inspirato Inc - Chief Financial Officer

Yes. And maybe a little things, just to contextualize this a bit more on some of the things that Eric talked about when it comes to our overall costs. And we think about 2024, like we've been talking about in these last few calls, there are things that we've done already, and that's much of the savings that we'll have in 2024 are things that are done and dusted.

So for instance, we've talked a lot about our portfolio optimization which will have savings year-over-year savings of approximately $30 million. Those are agreements that we terminated in 2023, where there was just a period of time that needed to pass before we were fully out of those leases. A lot of those were six months and some of them were 12 months. So we're starting to see in -- really in Q1 the impact of the ones that were rolling off in six months coming off the books and then will be a brand that will be our biggest quarterly decline in terms of the number of leases -- $1 of leases, and then we'll see an additional gradual decline throughout the rest of the year.

When it comes to the operating expenses, we've taken a lot of actions already. So as you know, we had a reduction in force a first in January last year and then in July of last year and we'll get the full year benefit of that, a second reduction in force when we move into 2024. Moreover, as we were going through our planning cycle back in the fall, there was a lot of other things we looked at in operating expenses, how could we be more efficient in our software spend lots and lots of little areas that in total are piled up and amounted to the savings that we're talking about. And you'll see this is part of it like a three-year trend. We went from 100 -- approximately $155 million in 2022 to approximately $135 million in 2023. And now we're coming down to $115 million to $125 million.So I think we've we've kind of optimized on what we can do from a operating expense savings perspective.

As it relates to your question on seasonality on revenue and EBITDA. We've had somewhat fairly consistent seasonality over time, and it really starts with the revenue because most of our costs are fairly straight line across the year. And so as our revenue goes for a particular quarter, so goes our EBITDA as well.

Bob, when I look at our revenue, you break it down into two pieces, the subscription revenue and then there's travel revenue as it relates to subscription revenue, that is generally fairly straight line as well. Although as we talked about before, we'll see a decline in our past number of subscriptions as we go through the year. So there will be a decline over time in subscription revenue because of that fairly straight line across the year.

When it comes to travel, we have are periods where we have folks traveling more and we have periods where people actually book travel more. And so typically, Q1, Q3 and Q4 are heavier travel periods

Exhibit 99.2

relative to Q2, Q2 is and you just don't see as much in that April to June timeframe, but it's also time where there's more bookings generally to prepare for either the summer season or even to prepare to start getting ready for it at a year in travel again. So we expect that revenues will follow for travel, something along those path between Q1, one three and four. There's a little bit of seasonality even within those. But overall, we'd say that's when we'll see the higher revenue because it's when people take the trips that we recognize the revenue.

Operator

Thank you. I'm showing no further questions at this time. I would now like to turn it back to CEO, Eric Grosse, for closing remarks.

Eric Grosse - Inspirato Inc - CEO

It's a terrific. Well, thanks, everyone, for listening and participating in our quarter call. Look, we're committed to keeping our lines of communication open and look forward to our next earning call for the first quarter, which will be in May. In the meantime, thanks very much and talk soon.

Operator

This concludes today's conference call. Thank you for participating. You may now disconnect.